Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$550,000,000

4.125% First and Refunding Mortgage Bonds,

Series 2018C, Due 2048

Reopening

SUMMARY OF TERMS

Security:	4.125% First and Refunding Mortgage Bonds, Series 2018C, Due 2048 (the “Series 2018C Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$550,000,000. Upon settlement, the Series 2018C Bonds will form part of the same series as, and will be fungible with, the Issuer’s outstanding $750,000,000 4.125% First and Refunding Mortgage Bonds, Series 2018C, Due 2048, issued on March 5, 2018 and reopened on June 4, 2018. The aggregate principal amount of this series of bonds will be $1,300,000,000.

Expected Ratings of Securities*:	Aa3 / A / A+ (Negative Outlook / Negative Outlook / Negative Watch) (Moody’s / S&P / Fitch)

Trade Date:	July 30, 2018

Settlement Date**:	August 2, 2018 (T + 3)

Maturity:	March 1, 2048

Benchmark US Treasury:	3.000% due February 15, 2048

Benchmark US Treasury Price:	97-29+

Benchmark US Treasury Yield:	3.108%

Spread to Benchmark US Treasury:	T + 125 bps

Reoffer Yield:	4.358%

Coupon:	4.125%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	September 1, 2018 (short first coupon)

Public Offering Price:	96.144% (plus $9,264,062.50 of accrued interest from and including March 5, 2018 to but excluding the Settlement Date)

Optional Redemption:

Callable at any time prior to September 1, 2047, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after September 1, 2047, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 GK3 / US842400GK35

Joint Book-running Managers:

Citigroup Global Markets Inc. (“Citigroup”)

Morgan Stanley & Co. LLC (“Morgan Stanley”)

MUFG Securities Americas Inc. (“MUFG”)

Wells Fargo Securities, LLC (“Wells Fargo”)

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-managers:	Apto Partners, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Guzman & Company Telsey Advisory Group LLC The Williams Capital Group, L.P.
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2018F Bonds on the Trade Date will be required, by virtue of the fact that the Series 2018F Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Citigroup, Morgan Stanley, MUFG or Wells Fargo can arrange to send you the prospectus if you request it by calling Citigroup at 1-800-831-9146, Morgan Stanley at 1-866-718-1649, MUFG at 1-877-649-6848 or Wells Fargo at 1-800-645-3751.

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